Exhibit 99.1

Unum Chief Investment Officer announces resignation

Former CIO Fussell will return to the company on interim basis

CHATTANOOGA, Tenn. (June 23, 2010) – Unum Group (NYSE:UNM) today announced that Senior Vice President and Chief Investment Officer Frank Williamson is resigning after 15 years with the company, the last two of which he oversaw Investments, to pursue other interests. He will remain with Unum temporarily in an advisory capacity.

Former Senior Vice President and Chief Investment Officer David Fussell, who retired from Unum in February 2008, has agreed to return to the company as interim Chief Investment Officer until a successor is named.

“Frank has made tremendous contributions to Unum over the last 15 years, and we certainly wish him well as he pursues other personal and professional interests,” said Thomas R. Watjen, president and chief executive officer. “We’re fortunate that David has agreed to come out of retirement on an interim basis to help assure that we maintain our current investment strategy and to oversee a portfolio that is among the strongest and most highly regarded in the industry. His past experience and knowledge of the function will no doubt ensure a smooth transition in leadership.”

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About Unum

Unum (www.unum.com) is one of the leading providers of employee benefits products and services in the United States and the United Kingdom. Through its subsidiaries, Unum provided nearly $6 billion in total benefits to customers in 2009.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.